UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2009

WALGREEN CO.
(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Wilmot Road, Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 940-2500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on January 23, 2009, the Board of Directors of Walgreen Co. (the “Company”) named Gregory D. Wasson, 50, as Chief Executive Officer of the Company effective February 1, 2009. The Board of Directors also elected Mr. Wasson to the Board effective February 1 to hold office until the Company’s 2010 annual meeting of shareholders. Mr. Wasson will retain the position of President of the Company and will relinquish the position of Chief Operating Officer.

Alan G. McNally, who has served as Chairman and acting Chief Executive Officer since October 2008, will step down from the Chief Executive Officer position on February 1. Mr. McNally will continue to serve as Chairman of the Board. As compensation for serving as non-executive Chairman, Mr. McNally will receive an annual retainer of $300,000, in addition to the annual compensation payable to each of the Company’s non-employee directors.

Mr. Wasson has served as President and Chief Operating Officer of the Company since May 2007. Prior to that, Mr. Wasson served as Executive Vice President since October 2005 and as President of Walgreens Health Services since March 2002. Mr. Wasson was Senior Vice President of the Company from February 2004 to October 2005 and Vice President from October 2001 to February 2004. Brad Wasson, a Store Operations Vice President at the Company and brother of Gregory Wasson, receives compensation exceeding $120,000 per year.

In connection with Mr. Wasson’s appointment as Chief Executive Officer, he will receive an increase in base salary to an annual rate of $1,000,000 and his bonus target under the Walgreen Co. Management Incentive Plan will increase to 125% of base salary. For fiscal year 2009, Mr. Wasson’s bonus will be based on a weighted average reflecting the portion of the year for which he held the positions of COO and CEO, respectively. Mr. Wasson will also receive, effective February 1, grants of stock options, restricted stock units, and performance shares under the Company’s long-term incentive plan programs to reflect, for the portion of the current fiscal year remaining, the higher Chief Executive Officer grant levels approved for fiscal year 2009 by the Compensation Committee. The actual number of stock options, restricted stock units and performance shares are not currently determinable and will be reported on a subsequent or amended Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: January 26, 2009	By:	/s/ Dana I. Green
Title: Senior Vice President